SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 27, 2006

Comcast Corporation (Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)

001-32871	27-0000798
(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street Philadelphia, PA	19102-2148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 665-1700

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On November 27, 2006, Mr. Lawrence S. Smith, our Executive Vice President and Co-Chief Financial Officer, announced his intention to retire from these positions, effective March 28, 2007. Under the terms of his current employment agreement, which contemplated a potential relinquishment of executive duties by Mr. Smith as he approached retirement age, Mr. Smith is entitled to change his status from executive officer to part-time non-executive employee after December 31, 2006. On this same date, Mr. John R. Alchin, our Executive Vice President, Co-Chief Financial Officer and Treasurer announced his intention to retire from these positions, effective early in 2008. Under the terms of Mr. Alchin’s current employment agreement, which similarly contemplated a potential relinquishment of executive duties by Mr. Alchin as he approached retirement age, he is also entitled to change his status to that of a part-time non-executive employee after December 31, 2007.

     On November 20, 2006, we entered into an employment agreement with Mr. Michael J. Angelakis. Mr. Angelakis will become our Executive Vice President and Co-Chief Financial Officer beginning on March 28, 2007 and will become our Chief Financial Officer on the date that Mr. Alchin retires from his current positions (as described above).

     Mr. Angelakis, age 42, has been a Managing Director of Providence Equity Partners Inc., a private investment firm specializing in equity investments in communications and media companies around the world, since 1999. In addition to serving as a Managing Director of Providence Equity, Mr. Angelakis holds other senior and board level positions in Providence Equity investment funds and portfolio companies. Investment funds affiliated with Providence Equity as well as a number of their portfolio companies have a range of ordinary course, arms length commercial relationships with Comcast. Mr. Angelakis will resign from all positions he holds with Providence Equity and its funds and portfolio companies prior to becoming employed by us. From and after the date that he resigns from these positions, he will only hold passive limited partner interests in Providence Equity funds and will have no management or other authority with respect to Providence Equity. In addition, until no later than December 31, 2007, he will serve as an unpaid advisor to Providence Equity in order to assist it in the transition of internal administrative matters.

     The term of Mr. Angelakis’ employment agreement ends on December 31, 2011. Under the agreement, upon commencement of employment with us, he will be entitled to an initial base salary of $1,500,000 and a cash bonus in an amount not less than 300% of base salary based on the achievement of performance goals. The agreement further entitles Mr. Angelakis to receive a credit each year to our deferred compensation plan of a specified amount. For 2007, the credit is $6,005,480.

     At the time Mr. Angelakis commences employment with us, he will be entitled to receive a signing bonus of $5,000,000 and an award of vested stock units having a fair market value equal to $5,000,000. If Mr. Angelakis terminates his employment without good reason or we terminate his employment with cause during the first six months of his employment with us, he will be required to reimburse us for the value of these awards (subject to certain adjustments) and if this termination occurs after six months but before the one year anniversary of his employment with us, he will be required to reimburse us for 50% of the value of these awards (subject to certain adjustments). In addition, at the time he commences employment with us, he will be entitled to receive an option to purchase that number of shares of our class A common stock approximately equal to $2,450,000 divided by the Black-Scholes value of a stock option for one share on his start date, which will vest over a nine and a half year period, and restricted stock units having a fair market value equal to $2,425,000, which will vest over a five year period.

     A copy of Mr. Angelakis’ employment agreement is attached hereto as Exhibits 99.1. A copy of the press release announcing Messrs. Smith and Alchin’s elections to change status and the appointment of Mr. Angelakis is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9(c) Exhibits.

Exhibit Number	Description

99.1	Employment Agreement with Michael J. Angelakis
99.2	Press Release dated November 28, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: November 28, 2006	By:	/s/ Arthur R. Block

		Name:	Arthur R. Block
		Title:	Senior Vice President, General Counsel &
Secretary